The First Australia Fund, Inc.
For the six month period ended 4/30/00
File number 811-4438


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     The  Annual Meeting of Shareholders of  The
First Australia Fund, Inc. was held on March 22,
2000.   At such meeting the shareholders of  the
Fund approved the following proposals:

A.   Proposal that David Lindsay Elsum, Laurence
     S.  Freedman, Michael R. Horsburgh, William
     J.  Potter and Peter J. O'Connell serve  as
     Class I Directors of the Fund for a three-year term expiring in 2003.


                                   In Favor
          Withheld

          David Lindsay Elsum
          12,691,646          363,800
          Laurence S. Freedman
          12,689,349          366,097
          Michael R. Horsburgh
          12,691,584          363,862
          William J. Potter
          12,685,887          369,559
          Peter J. O'Connell
          12,682,871          372,575

B. Proposal that Peter D. Sacks serve as Class I Director for a term expiring in 2001.

                    Votes For
          Withheld

                    12,571,031
484,415

C. Proposal that PricewaterhouseCoopers LLP serve as independent public accountants of the Fund for the fiscal year ending October
     31, 2000.

                                  Votes For
                                   Votes Against
                                   Abstentions

          12,760,036               159,821
     135,588







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